Exhibit 99.3

CONSENT OF GREENHILL & CO., LLC

The Board of Directors

Actavis, Inc.

Morris Corporate Center III

400 Interpace Parkway

Parsippany, NJ 07054

Members of the Board of Directors:

We hereby consent to the inclusion of (i) our opinion letter, dated May 19, 2013, to the Board of Directors of Actavis, Inc. (“Actavis”) as Annex F to the joint proxy statement/prospectus included in the Registration Statement of Actavis Limited (“New Actavis”) on Form S-4 (the “Registration Statement”) relating to the proposed transactions involving Actavis, New Actavis and Warner Chilcott plc, and (ii) references made to such opinion in the Registration Statement under the captions entitled “SUMMARY—Opinions of Actavis’ Financial Advisors,” “THE TRANSACTION—Background of the Transaction,” “THE TRANSACTION—Recommendation of the Actavis Board of Directors and Actavis’ Reasons for the Transaction” and “THE TRANSACTION—Opinions of Actavis’ Financial Advisors”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

New York, New York

June 17, 2013

GREENHILL & CO., LLC

By:	/s/ Ashish K. Contractor
	Name:	Ashish K. Contractor
	Title:	Managing Director